Exhibit 99.1

Date:	January 26, 2011
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES OPERATING RESULTS

FOR THE FIRST FISCAL QUARTER OF 2011

Stroudsburg, Pennsylvania, January 26, 2011 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ Global MarketSM “ESSA”) the holding company for ESSA Bank & Trust (the “Bank”) today announced its operating results for the three months ended December 31, 2010. The Company reported net income of $1.0 million, or $0.09 per diluted share, for the three months ended December 31, 2010, as compared to net income of $794,000, or $0.06 per diluted share, for the corresponding 2009 period. Net income of $794,000 for the three months ending December 31, 2009, included a pre-tax write-down of $1.2 million in the value of the Company’s foreclosed real estate portfolio.

Gary S. Olson, President and Chief Executive Officer commented, “We are pleased that our efforts to restructure our liabilities have contributed to an improvement, over the prior quarter, in our net interest margin. However, continued elevated levels of unemployment, a weak housing market and lower reinvestment rates, while they persist, will continue to put pressure on our operating results. The current economy also continues to put pressure on our credit quality. Our nonperforming loans, while very manageable, increased again this quarter. Despite this, we are confident in our underwriting standards and have continued to lend money to qualified borrowers. Our loan portfolio increased approximately $17.0 million this quarter. Our capital remains well above both regulatory requirements and that of our peers. We will continue to work toward managing through the current economic environment and to position the Company to grow and prosper as the economy improves.”

Net Interest Income:

Net interest income decreased $153,000, or 2.1%, to $7.1 million for the three months ended December 31, 2010, from $7.3 million for the comparable period in 2009. The decrease was primarily attributable to a decrease in the Company’s average net earning assets of $16.6 million, and a decrease in the Company’s interest rate spread to 2.44% for the three months ended December 31, 2010, from 2.45% for the comparable period in 2009.

Provision for Loan Losses:

The provision for loan losses decreased $20,000 or 4.0%, to $480,000 for the three months ended December 31, 2010, from $500,000 for the comparable period in 2009. Net charge-offs increased $79,000 for the three months ended December 31, 2010 to $189,000 compared to $111,000 for the three-month period ended December 31, 2009. Nonperforming assets increased to 1.36% of total assets at December 31, 2010 compared to 1.20% of total assets at September 30, 2010. The allowance for loan losses was $7.7 million, or 1.02% of loans outstanding at December 31, 2010, compared to $7.4 million, or 1.01% of loans outstanding at September 30, 2010.

In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are subject to interpretation and revision as more information becomes available or as future events occur. The change in the provision for loan losses for the three-month period ended December 31, 2010, as compared to the comparable 2009 period was in response to this evaluation.

Noninterest Income:

Noninterest income decreased $155,000, or 10.7%, to $1.3 million for the three months ended December 31, 2010, from $1.5 million for the comparable period in 2009. The primary reason for the decrease was a decline in gains on the sale of loans of $152,000 during the 2010 period. The Company sold $5.7 million of long-term fixed-rate residential loans during the three months ended December 31, 2009, as compared to $97,000 during the three months ended December 31, 2010.

Noninterest Expense:

Noninterest expense decreased $627,000, or 8.7%, to $6.6 million for the three months ended December 31, 2010, from $7.2 million for the comparable period in 2009. The primary reason for the decrease was a decline in loss on foreclosed real estate of $1.1 million. In the 2009 period, the Company recorded a write-down on foreclosed real estate of $1.2 million. This decrease was offset, in part, by increases in occupancy and equipment expense of $218,000, compensation and employee benefits of $144,000, and other expense of $174,000. Other expense increased due primarily to increases in other professional fees, appraisal and lien search fees, and REO operations which increased $33,000, $90,000, and $43,000, respectively.

Balance Sheet:

Total assets increased $9.0 million, or 0.8%, to $1,081.0 million at December 31, 2010, compared to $1,072.0 million at September 30, 2010. The primary reason for the increase in assets was an increase in net loans receivable of $17.0 million. The increase in net loans receivable included increases in residential loans of $2.7 million, commercial real estate loans of $16.3 million and construction loans of $453,000 which were partially offset by declines in commercial loans, home equity and home improvement loans, and other loans of $1.1 million, $928,000 and $254,000 respectively.

Total deposits increased $40.9 million, or 7.6%, to $581.3 million at December 31, 2010, from $540.4 million at September 30, 2010. The primary reason for the increase was an increase in certificates of deposit accounts of $45.0 million including an increase of $31.2 million in brokered certificates. This increase was partially offset by decreases in noninterest bearing demand accounts of $1.6 million, NOW accounts of $3.0 million and money market accounts of $106,000. Borrowed funds decreased during the same time period by $27.6 million.

Stockholders’ equity decreased $5.5 million, or 3.2%, to $166.2 million at December 31, 2010, from $171.6 million at September 30, 2010, primarily as a result of a previously announced stock repurchase program the Company began in June 2008, and an increase in the Company’s accumulated other comprehensive loss. The accumulated other comprehensive loss increased by $2.7 million at December 31, 2010 compared to September 30, 2010 primarily due to a decrease in the unrealized gain, net of taxes on the Company’s investment securities available for sale. The unrealized gain decreased due to changes in interest rates. In June 2009, the Company announced that it had completed its first stock repurchase program having purchased 2,547,135 shares at a weighted average cost of $13.14. It was also announced that the Company’s Board of Directors authorized a second stock repurchase program to purchase up to an additional 10% of its outstanding shares. On October 6, 2010 the Company announced that it had completed its second stock repurchase program having purchased 1,499,100 shares at a weighted average cost of $12.36 including 23,700 shares repurchased during the quarter ended December 31, 2010. It was also announced that the Company’s Board of Directors authorized a third repurchase program to purchase up to an additional 5% of its outstanding shares. As of December 31, 2010, the Company had purchased an additional 277,100 shares at a weighted average cost of $12.83 per share under the third stock repurchase program. In total, the Company purchased 300,800 shares at a weighted average cost of $12.77 per share for the three months ended December 31, 2010.

Asset Quality:

Nonperforming assets totaled $14.7 million, or 1.36%, of total assets at December 31, 2010, compared to $12.9 million, or 1.20%, of total assets at September 30, 2010. The increase was due to increases of $1.0 million in nonperforming residential loans, $564,000 in commercial loans and $359,000 in other real estate loans offset, in part, by a decrease of $170,000 in consumer loans. Commercial nonperforming loans increased primarily as a result of the addition of two commercial real estate relationships. Non-performing residential loans increased due to increases in outstanding balances of new non-performing residential loans. The number of non-performing residential loans remained unchanged from September 30, 2010 at 50 loans. The Company, in response to these and other trends, made a provision for loan losses of $480,000 for the three months ended December 31, 2010, compared to a provision of $500,000 for the comparable three-month period in 2009. The allowance for loan losses was $7.7 million, or 1.02%, of loans outstanding at December 31, 2010, compared to $7.4 million, or 1.01%, of loans outstanding at September 30, 2010.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1.0 billion and is the leading service-oriented financial institution headquartered in the Greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 17 community offices throughout the Greater Pocono and Lehigh Valley areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

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Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	December 31, 2010	September 30, 2010
	(dollars in thousands)
ASSETS
Cash and due from banks	$5,365	$7,454
Interest-bearing deposits with other institutions	1,981	3,436

Total cash and cash equivalents	7,346	10,890
Investment securities available for sale	249,457	252,341
Investment securities held to maturity (fair value of $11,653 and $13,254)	11,429	12,795
Loans receivable (net of allowance for loan losses of $7,738 and $7,448)	747,822	730,842
Federal Home Loan Bank stock	19,690	20,727
Premises and equipment	12,059	12,189
Bank-owned life insurance	15,755	15,618
Foreclosed real estate	2,393	2,034
Other assets	15,090	14,561

TOTAL ASSETS	$1,081,041	$1,071,997

LIABILITIES
Deposits	$581,270	$540,410
Short-term borrowings	11,856	14,719
Other borrowings	310,657	335,357
Advances by borrowers for taxes and insurance	3,291	1,465
Other liabilities	7,807	8,423

TOTAL LIABILITIES	914,881	900,374

Commitment and contingencies	—	—

STOCKHOLDERS’ EQUITY
Preferred Stock	—	—
Common stock	170	170
Additional paid in capital	165,087	164,494
Unallocated common stock held by the Employee Stock Ownership Plan	(11,777)	(11,891)
Retained earnings	64,685	64,272
Treasury stock, at cost	(48,714)	(44,870)
Accumulated other comprehensive loss	(3,291)	(552)

TOTAL STOCKHOLDERS’ EQUITY	166,160	171,623

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,081,041	$1,071,997

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended December 31,
	2010	2009
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$9,844	$10,341
Investment securities:
Taxable	1,922	2,237
Exempt from federal income tax	78	83
Other investment income	—	1

Total interest income	11,844	12,662

INTEREST EXPENSE
Deposits	1,696	1,406
Short-term borrowings	22	49
Other borrowings	2,996	3,924

Total interest expense	4,714	5,379

NET INTEREST INCOME	7,130	7,283
Provision for loan losses	480	500

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,650	6,783

NONINTEREST INCOME
Service fees on deposit accounts	762	827
Services charges and fees on loans	210	101
Trust and investment fees	211	220
Loss on sale of foreclosed real estate	(34)	—
Gain on sale of loans, net	3	155
Earnings on Bank-owned life insurance	137	140
Other	12	13

Total noninterest income	1,301	1,456

NONINTEREST EXPENSE
Compensation and employee benefits	3,880	3,736
Occupancy and equipment	777	559
Professional fees	429	377
Data processing	449	450
Advertising	186	98
Federal Deposit Insurance Corporation (FDIC) premiums	184	358
Loss on foreclosed real estate	72	1,200
Other	627	453

Total noninterest expense	6,604	7,231

Income before income taxes	1,347	1,008
Income taxes	335	214

NET INCOME	$1,012	$794

EARNINGS PER SHARE
Basic	$0.09	$0.06
Diluted	$0.09	$0.06

ESSA BANCORP, INC. AND SUBSIDIARY

OTHER FINANCIAL DATA

(UNAUDITED)

	For the Three Months Ended December 31,
	2010	2009
	(dollars in thousands, except per share data)

CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,068,256	$1,031,067
Total interest-earning assets	1,021,332	989,470
Total interest-bearing liabilities	857,656	809,204
Total stockholders’ equity	171,208	185,779

PER COMMON SHARE DATA:
Average shares outstanding - basic	11,857,337	13,076,894
Average shares outstanding - diluted	11,860,210	13,076,894
Book value shares:	13,181,590	14,595,320